Exhibit 10.123

NEXSTAR BROADCASTING GROUP, INC.

NON-QUALIFIED STOCK OPTION NOTICE

January 23, 2006

Matthew E. Devine

Nexstar Broadcasting Group, Inc.

909 Lake Carolyn Parkway, Suite 1450

Irving, Texas 75039

Re: Nexstar Broadcasting Group, Inc. Grant of Non-Qualified Stock Option

Dear Mr. Devine;

Nexstar Broadcasting Group, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2003 Long-Term Incentive Plan (the “Plan”), the Company’s Board of Directors has granted to you an option (the “Option”) to acquire shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein (the “Agreement”) and in the Plan:

Number of Option Shares:	300,000
Date of Grant:	January 23, 2006
Exercise Price per Option Share:	$4.68
Vesting Dates of Option Shares:	January 23, 2006 - 0% January 23, 2007- 20% January 23, 2008 - 40% January 23, 2009 - 60% January 23, 2010 - 80% January 23, 2011 - 100%
Expiration Date of All Option Shares:	January 23, 2016

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

The Option is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.

1. Option.

(a) Term. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to you (or such other persons as permitted by paragraph 5) an Option to purchase the Option Shares at the exercise price per Option Share set forth above in the introductory paragraph of this letter (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at the close of business on the date set forth above in the introductory paragraph of this letter (the “Expiration Date”), which is the tenth anniversary of the date of grant set forth above in the introductory paragraph of this letter (the “Grant Date”), subject to earlier expiration as provided in paragraph 2(c) below should you cease to be an employee, officer or director of the Company or a Subsidiary. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in paragraph 6 below.

(b) Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be either in cash or in any other manner set forth in Section 6(b) of the Plan.

2. Exercisability/Vesting and Expiration.

(a) Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall not be vested on the Grant Date. The Option shall vest annually thereafter in increments of 20% commencing on January 23, 2007 and shall become fully vested on the fifth anniversary of the Grant Date, as indicated by the Vesting Dates of Option Shares set forth in the introductory paragraph of this letter.

(b) Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.

(c) Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the following special vesting and expiration rules shall apply if your service with the Company terminates prior to the Option becoming fully vested and/or prior to the Expiration Date:

(i) Death or Disability. If you die or become subject to a Disability while an employee of the Company or a Subsidiary, then the Option shall cease vesting and any portion of the Option which has not yet vested shall expire and be forfeited immediately. To the extent any portion of the Option has vested in accordance with the schedule above then it shall be exercisable as to such vested Option Shares up to one year after such death or disability.

(ii) Retirement. If you cease to be an employee of, or to perform other services for, the Company or a Subsidiary upon the occurrence of your Retirement, then any portion of the Option which has not yet vested shall expire and be forfeited immediately upon such Retirement; provided, however, that all of the Option may become fully vested and exercisable in the discretion of the Committee. Any portion of the Option that has vested as of the date of Retirement shall remain exercisable for a period of 90 days after the date of Retirement, but in no event after the Expiration Date; provided that you do not engage in Competition (as defined in the Plan) during such 90 day period.

(iii) Discharge for Cause. If you cease to be an employee of, or to perform other services for, the Company or a Subsidiary due to discharge for Cause, then all of the Option shall expire and be forfeited immediately upon such termination, whether or not then vested and exercisable.

(iv) Other Termination. Unless otherwise determined by the Committee, if you cease to be an employee of, or to perform other services for, the Company or a Subsidiary other than by death, Disability, Retirement or discharge for Cause, then (A) any portion of the

Option which has not yet vested shall expire and be forfeited immediately upon such termination and (B) the portion of the Option that is then vested and exercisable shall expire up to 30 days from the date of your termination, but in no event after the Expiration Date.

(d) Change in Control. If there is a Change in Control and you cease to be an employee of, whether voluntary or involuntary, or to perform other services for, the Company or a Subsidiary within one year thereafter, other than a discharge for Cause, then (i) the Option shall become vested and fully exercisable as to all the Option Shares until one year after such termination, whether voluntary or involuntary, and (ii) the Option shall expire upon the earlier of (A) one year from the date of your termination, whether voluntary or involuntary, and (B) the Expiration Date.

3. Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.

4. Withholding of Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, you may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined.

(b) Company Requirement. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to you, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to the delivery of Option Shares under this Agreement.

5. Transferability of Option. Unless the Committee determines otherwise, you may transfer the Option granted hereunder only by will or the laws of descent and distribution or to any of your Family Members by gift or a qualified domestic relations order as defined by the Code. Unless the context requires otherwise, references herein to you are deemed to include any permitted transferee under this paragraph 5. Unless the Committee determines otherwise, the Option may be exercised only by you; by your Family Member if such person has acquired the Option by gift or qualified domestic relations order; by your executor or administrator of the estate of any of the foregoing or any person to whom the Option is transferred by will or the laws of descent and distribution

6. Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustments as it deems appropriate in the number and kind of shares reserved for issuance under the Plan, the number and kind of shares covered by the Option and the Exercise Price specified herein.

7. Amendment or Substitution of Option. The terms of the Option may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate (including,

but not limited to, acceleration of the date of exercise of the Option); provided that, except as otherwise provided in paragraph 6 above, no such amendment shall adversely affect in a material manner any of your rights under the award without your written consent, and provided further that the Committee shall not reduce the Exercise Price of the Option without approval of the stockholders of the Company.

Very truly yours,

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Perry A. Sook
Name:	Perry A. Sook
Title:	President and Chief Executive Officer

Accepted as of this 23rd day of Janaury, 2006.

By:	/s/ Matthew E. Devine
Name:	Matthew E. Devine

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